Exhibit 10.1

Agribusiness Office
P.O. Box 1449
Templeton, California 93465
805-434-3665 FAX: 805-434-3667
www.FarmCreditWest.com

January 26, 2016

Calavo Growers, Inc.

P.O. Box 751

Santa Paula, CA 93061-0751

Subject – Modification of Loan Terms – Loan Nos. 3789055 & 3788881

This letter amendment (“Letter Amendment”) serves as an amendment of certain terms under the Term Revolving Credit Agreement and the Term Loan Agreement, both dated May 31, 2011 (collectively, together with any amendments thereto, the “Credit Agreements”), between Farm Credit West, PCA (“FCW”) and Calavo Growers, Inc. (the “Company”). All capitalized terms not otherwise defined in this Letter Amendment shall have the meanings assigned to them in the Credit Agreements or other Loan Documents.

Section 16. (Negative Covenants) (D) of the Credit Agreements provides that unless otherwise agreed to in writing by FCW, the Company will not and its Subsidiaries will not:

“(D) Contingent Liabilities. Assume, guarantee, become liable as a surety, endorse, contingently agree to purchase, or otherwise be or become liable, directly or indirectly …for or on account of the obligation of any person or entity….”

FCW hereby agrees that the following actions shall not now, or in the future, cause an Event of Default under Section 16. (D), or any other provision, of the Credit Agreements: (1) the Company’s execution of a guaranty (the “Agricola Guaranty”) in favor of Bank of America, N.A. (the “Bank”) in connection with that certain Loan Agreement (the “Agricola Loan Agreement”) dated as of January 28, 2016 between the Bank and Agricola Don Memo, S.A. de C.V., a Mexican corporation; (2) any demand for payment (or payment made) under the Agricola Guaranty or under any other guaranty of the Agricola Loan Agreement; (3) a default under the Agricola Loan Agreement; (4) a default under the promissory note executed in connection with the Agricola Loan Agreement; and (5) a default by Grupo Belo del Pacifico, S.A. de C.V. (“Grupo”) under its guaranty to the Bank under the Agricola Loan Agreement. For avoidance of doubt, any default under the Agricola Guaranty by the Company shall constitute an Event of Default under the Credit Agreements.

FCW also acknowledges that Grupo is not considered an affiliate, subsidiary or related entity of the Company and therefore is not included in any of the terms of the Credit Agreements, and no actions by or event affecting Grupo would trigger an Event of Default under the Credit Agreements.

Except as amended herein, all other terms under the Credit Agreements and other Loan Documents remain binding and enforceable according to their terms.

This Letter Amendment is effective as of January 26, 2016, and may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute a single

Farm Credit West, FLCA
Farm Credit West, PCA
Subsidiaries of Farm Credit West, ACA	The Farm Credit System

Calavo Growers, Inc.	January 26, 2016

instrument. By acknowledging below, the undersigned hereby agree to the terms and conditions contained in this Letter Amendment.

Sincerely,

/s/ Ryan Hoffman

Ryan Hoffman

Vice President

Acknowledgement

Calavo Growers, Inc., a California Corporation

By:	/s/ B. John Lindeman
B. John Lindeman, Chief Financial Officer & Corporate Secretary